Exhibit 10.8.1

Amendment #1 to Systems Application License Agreement

This Amendment #1, dated March 20, 2010 (the “Amendment”), to the Systems Application License Agreement (“Agreement”) entered into as of July 30, 2009 by and between Cyclone Power Technologies, Inc. (“Cyclone” or “Licensor”) and Phoenix Power Group LLC (“Phoenix” or the “Licensee”), states as follows:

For good and valuable consideration paid by both parties hereto, the parties agree that this Amendment shall modify the specific terms and provisions set forth herein, and all other terms, conditions, representations and warranties contained in the Agreement shall remain unchanged and unaffected.

1.
Development Fees.  The Development Fees for the Mark V Engine Project totaling $400,000 set forth in the Specific Terms and Conditions section of the Agreement shall be modified with respect to the payout schedule as follows:

As of the date hereof, Phoenix has paid a total of $225,000 in Development Fees to Cyclone. Commencing on the date of this Amendment, the remainder of Development Fees totaling $175,000 shall be paid in seven (7) installments of $25,000 each on March 22, April 15, May 1, June 1, July 1, August 1 and September 1, 2010.  If Cyclone’s two (2) working prototypes (as defined in the Agreement) are completed prior to any of the installment dates, all remaining payments shall become immediately payable in full.

2.
Next Engine Development. Phoenix has expressed its desire to obtain in the future a Cyclone engine in the size range of 10hp to 20hp (the “Small Engine”) for its specific license Applications. Therefore, in consideration for the payment to Cyclone of $20,000 as of today’s date, Phoenix will have the right under the Agreement to utilize such Small Engine when it is available without any further Development or License Fees payable to Cyclone for that Small Engine; provided however, Phoenix shall still pay for physical prototypes of the Small Engines from either Cyclone or a duly licensed third party manufacturer.

3.
Delay of License Penalties. The parties agree that commencement of “penalty” payments for late completion of the Mark V, as set forth in the “Timeframe” section of the Agreement, shall be changed from nine (9) months to twelve (12) months from execution of the Agreement. If the development project is not completed by August 1, 2010, then the penalty payments shall commence as per the terms of the Agreement.

In Witness Whereof, the parties have caused this Amendment #1 to their Systems Application License Agreement to be executed on the dates hereinafter set forth.

Cyclone Power Technologies, Inc. By: /s/ Frankie Fruge Frankie Fruge, COO & Director Date: 3/20/2010	Phoenix Power Group, Inc. By: /s/ Thomas Thillen Thomas V. Thillen, President Date: 3/20/2010